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EXHIBIT 99.F


(MASSMUTUAL LETTERHEAD)            FORM OF ACTUARIAL OPINION


C.M. Life Insurance Company
140 Garden Street
Hartford, CT 06154

Re:  Post-Effective Amendment No. 1 to Registration Statement 333-41667
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Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 1 to Registration Statement 333-41667 for C.M. Life Insurance Company's Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the "Policies") under the Securities Act of 1933. The prospectus included in the filing describes the Policies. I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of benefits under the Policies included in the section entitled "Illustrations" in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to Registration Statement 333-41667 and to the reference of my name under the heading "Experts" in the prospectus.

Sincerely,



/s/ Craig Waddington
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Craig Waddington, FSA, MAAA
Vice President and Actuary